Exhibit 99.1

BioTime Appoints Cavan Redmond to Its Board of Directors

  Former CEO of WebMD, former General Manager of Wyeth Biopharma and Group President of Pfizer
  30 Years of Executive Management and Corporate Strategy Experience in Biopharma

ALAMEDA, Calif.--(BUSINESS WIRE)--February 22, 2018--BioTime, Inc. (NYSE American: BTX), a late-stage, clinical biotechnology company developing and commercializing products addressing degenerative diseases, announced the appointment of Cavan Redmond as an independent member of the Board of Directors of BioTime. Mr. Redmond will be the Chairman of the newly created Corporate Development Committee.

This committee was formed to advise the Board of Directors and management of BioTime regarding strategic partnership opportunities, mergers and acquisitions, and corporate structures to deliver long-term value to the Company’s stakeholders. Additionally, the committee will advise the corporation’s executive management needs as BioTime continues to simplify its operations, unlock value and prepares to become a commercial stage organization.

“I believe BioTime’s Renevia and OpRegen programs have the potential to offer paradigm-changing treatment options for patients. I am excited to join the BioTime board to help guide the leadership team during this transformational period in the company’s evolution,” said Cavan Redmond.

Previously, Mr. Redmond held the position of Chief Executive Officer and member of the Board at WebMD Health Corp., where he streamlined operations to position the company for growth. Prior to that, Mr. Redmond served as Group President at Pfizer, Inc., where he was responsible for integrating and building a diverse business portfolio following the company’s merger with Wyeth. During his tenure at Pfizer, he was also responsible for Pfizer’s Corporate strategy. Additionally, Mr. Redmond held various positions at Wyeth including the 1st General Manager of Wyeth Biopharma, which he grew to become the 4th largest biotechnology company prior to the Pfizer acquisition. He also has significant consumer healthcare business experience overseeing both Wyeth Consumer Healthcare and Pfizer Consumer Healthcare. Mr. Redmond holds a BA from the University of Maryland and a Master of Administrative Sciences from Johns Hopkins University, which in 2012 honored him with a Distinguished Alumnus Award.

“We are excited and looking forward to adding Cavan’s experience and energy to our Board,” said Adi Mohanty, Co-Chief Executive Officer of BioTime. “Cavan’s experience and skills will be invaluable to BioTime as we accelerate our transformation. This is an important period for BioTime as we prepare to submit Renevia for CE mark and begin enrollment of OpRegen cohort 4 later this quarter with important data readouts throughout this year.”

About BioTime, Inc.

BioTime is a late stage clinical biotechnology company focused on developing and commercializing products addressing degenerative diseases. Its clinical programs are based on two platform technologies: cell replacement and cell/drug delivery. With its cell replacement platform, BioTime is creating new cells and tissues with its proprietary pluripotent cell technologies. These cells and tissues are developed to replace those that are either rendered dysfunctional or lost due to degenerative diseases. BioTime’s cell/drug delivery programs are based upon its proprietary HyStem® cell and drug delivery matrix technology. HyStem® was designed to provide for the transfer, retention, engraftment and metabolic support of cellular replacement therapy. BioTime’s lead cell delivery clinical program, Renevia®, which consists of our proprietary HyStem® cell-transplantation delivery matrix combined with the patient's own adipose progenitor cells (Fat), met its primary endpoint in an EU pivotal clinical trial for the treatment of facial lipoatrophy in HIV patients in 2017. Submission for approval of Renevia® in the EU is expected to be early 2018, with possible approval in 2018. There were no device related serious adverse events reported to date. Our lead cell replacement clinical program, OpRegen®, which is a retinal pigment epithelium transplant therapy, is in a Phase I/IIa multicenter trial for the treatment of dry age-related macular degeneration, the leading cause of blindness in developing countries. There were no related serious adverse events reported to date. BioTime also has significant equity holdings in two publicly traded companies, Asterias Biotherapeutics, Inc. (NYSE American: AST) and OncoCyte Corporation (NYSE American: OCX), and a private company, AgeX Therapeutics, Inc.

BioTime common stock is traded on the NYSE American and TASE under the symbol BTX. For more information, please visit www.biotime.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

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CONTACT:
Investor Contact:
BioTime
David Nakasone, 510-871-4188
Dnakasone@biotime.com
or
Media Contact:
JQA Partners, Inc.
Jules Abraham, 917-885-7378
jabraham@jqapartners.com